                                              zFiled Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-68885
Supplement To Prospectus Supplement Dated May 7, 1999
And Prospectus Dated January 5, 1999

                               U.S. $200,000,000


                          MEDIUM-TERM NOTES, SERIES C
                   DUE 9 MONTHS OR LONGER FROM DATE OF ISSUE

                                --------------

  This supplement sets forth certain changes to the text of the prospectus supplement dated May 7, 1999. Capitalized terms have the meanings given to them in that prospectus supplement.

  The referenced portions of the prospectus supplement dated May 7, 1999 are hereby amended as indicated below.

  Front cover page and back cover page "U.S. $400,000,000" should be deleted in each place it appears and "U.S. $200,000,000" should be substituted in lieu thereof.

  Front cover page, table and related footnotes are amended to read, in their entirety, as follows.

                                         Per Note               Total
                                     ---------------- --------------------------
Price to Public (1).................       100%              $200,000,000
Agents' Discounts and Commissions... .125%--.750% (2)    $250,000--$1,500,000
Proceeds to CSX (before expenses)... 99.875%--99.250% $199,750,000--$198,500,000

(1) Or the equivalent thereof in one or more foreign or composite currencies.
(2) Or as agreed, in the case of Notes with a maturity of more than 30 years.

  Page S-6, first paragraph under the heading Description of Notes--General, second, third and fourth sentences of the paragraph are amended to read, in their entirety, as follows:

  The Series C Notes constitute a single series for purposes of the Indenture and are currently limited to an aggregate initial offering price of up to $1,150,000,000. As of the date hereof, we have issued $950,000,000 aggregate initial offering price of the Series C Notes. As a result, the Notes offered hereby are currently limited to an aggregate initial offering price of up to $200,000,000 (including, in the case of Foreign Currency Notes (as defined herein), the equivalent thereof at the Market Exchange Rate on the applicable trade dates, in a Specified Currency (as defined herein)).

  Page S-7, carry-over of first paragraph under the heading Description of Notes--General, ninth sentence of the paragraph is amended to read, in its entirety, as follows:

  CSX may, from time to time, without the consent of the Holders of Notes, provide for issuance of Notes or other Debt Securities under the Indenture in addition to the U.S. $200,000,000 aggregate initial offering price of Notes offered hereby.

Banc of America Securities LLC
     Chase Securities Inc.
              Credit Suisse First Boston
                       Goldman, Sachs & Co.
                                Lehman Brothers
                                         Merrill Lynch & Co.
                                                  Morgan Stanley Dean Witter
                                                           Salomon Smith Barney

                    This supplement is dated August 8, 2000